UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Dynatrace, Inc.

(Name of Issuer)

Common Stock, $0.001 par value

(Titles of Class of Securities)

268150109

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out of a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 268150109	13G	Page 2 of 19 Pages

1	NAME OF REPORTING PERSON Thoma Bravo Fund X, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,246,909 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,246,909 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,246,909 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.3% (a) (See Item 4)
12	TYPE OF REPORTING PERSON PN

(a)

All percentages calculated in this Schedule 13G are based upon an aggregate of 282,593,803 shares of common stock outstanding as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 3, 2021 (the “Quarterly Report”).

CUSIP No. 268150109	13G	Page 3 of 19 Pages

1	NAME OF REPORTING PERSON Thoma Bravo Fund X-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,022,690 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,022,690 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,022,690 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7% (a) (See Item 4)
12	TYPE OF REPORTING PERSON PN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 282,593,803 shares of common stock outstanding as disclosed in the Quarterly Report.

CUSIP No. 268150109	13G	Page 4 of 19 Pages

1	NAME OF REPORTING PERSON Thoma Bravo Special Opportunities Fund I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 793,391 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 793,391 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 793,391 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3% (a) (See Item 4)
12	TYPE OF REPORTING PERSON PN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 282,593,803 shares of common stock outstanding as disclosed in the Quarterly Report.

CUSIP No. 268150109	13G	Page 5 of 19 Pages

1	NAME OF REPORTING PERSON Thoma Bravo Special Opportunities Fund I AIV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,845,187 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,845,187 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,845,187 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.1% (a) (See Item 4)
12	TYPE OF REPORTING PERSON PN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 282,593,803 shares of common stock outstanding as disclosed in the Quarterly Report.

CUSIP No. 268150109	13G	Page 6 of 19 Pages

1	NAME OF REPORTING PERSON Thoma Bravo Fund XI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 43,554,893 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 43,554,893 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 43,554,893 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.4% (a) (See Item 4)
12	TYPE OF REPORTING PERSON PN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 282,593,803 shares of common stock outstanding as disclosed in the Quarterly Report.

CUSIP No. 268150109	13G	Page 7 of 19 Pages

1	NAME OF REPORTING PERSON Thoma Bravo Fund XI-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 21,874,339 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 21,874,339 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,874,339 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.7% (a) (See Item 4)
12	TYPE OF REPORTING PERSON PN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 282,593,803 shares of common stock outstanding as disclosed in the Quarterly Report.

CUSIP No. 268150109	13G	Page 8 of 19 Pages

1	NAME OF REPORTING PERSON Thoma Bravo Executive Fund XI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 960,861 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 960,861

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 960,861
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3% (a) (See Item 4)
12	TYPE OF REPORTING PERSON PN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 282,593,803 shares of common stock outstanding as disclosed in the Quarterly Report.

CUSIP No. 268150109	13G	Page 9 of 19 Pages

1	NAME OF REPORTING PERSON Thoma Bravo Partners X, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 17,908,177 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 17,908,177 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,908,177 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.3% (a) (See Item 4)
12	TYPE OF REPORTING PERSON PN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 282,593,803 shares of common stock outstanding as disclosed in the Quarterly Report.

CUSIP No. 268150109	13G	Page 10 of 19 Pages

1	NAME OF REPORTING PERSON Thoma Bravo Partners XI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 66,390,093 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 66,390,093 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 66,390,093 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 23.5% (a) (See Item 4)
12	TYPE OF REPORTING PERSON PN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 282,593,803 shares of common stock outstanding as disclosed in the Quarterly Report.

CUSIP No. 268150109	13G	Page 11 of 19 Pages

1	NAME OF REPORTING PERSON Thoma Bravo UGP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 84,298,270 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 84,298,270 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 84,298,270 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.8% (a) (See Item 4)
12	TYPE OF REPORTING PERSON OO

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 282,593,803 shares of common stock outstanding as disclosed in the Quarterly Report.

CUSIP No. 268150109	13G	Page 12 of 19 Pages

Item 1(a).	Name of Issuer:

Dynatrace, Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

1601 Trapelo Road, Suite 116

Waltham, MA 02451

Item 2(a).	Name of Person Filing:

This statement is being jointly filed by each of the entities below pursuant to Rule 13d-1(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Act, all of whom together are referred to herein as the “Reporting Persons”:

(i) Thoma Bravo Fund X, L.P.

(ii) Thoma Bravo Fund X-A, L.P.

(iii) Thoma Bravo Special Opportunities Fund I, L.P.

(iv) Thoma Bravo Special Opportunities Fund I AIV, L.P.

(v) Thoma Bravo Fund XI, L.P.

(vi) Thoma Bravo Fund XI-A, L.P.

(vii) Thoma Bravo Executive Fund XI, L.P.

(viii) Thoma Bravo Partners X, L.P.

(ix) Thoma Bravo Partners XI, L.P.

(x) Thoma Bravo UGP, LLC

The Reporting Persons have entered into a Joint Filing Agreement, dated February 16, 2021, a copy of which is attached as Exhibit 99.1 to this Schedule 13G, pursuant to which the Reporting Persons agreed to file this Schedule 13G and any amendments thereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

The principal business address of each of the Reporting Persons is as follows:

c/o Thoma Bravo, L.P.

150 N. Riverside Plaza

Suite 2800

Chicago, IL 60606

Item 2(c).	Citizenship:

See responses to Item 4 on each cover page.

Item 2(d).	Titles of Classes of Securities:

Common stock, $0.001 par value per share (the “Common Stock”)

CUSIP No. 268150109	13G	Page 13 of 19 Pages

Item 2(e).	CUSIP Number:

268150109

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a(n):

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐	Non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Not Applicable.

Item 4.	Ownership

(a)	Amount Beneficially Owned:

Thoma Bravo Fund X, L.P. (“TB Fund X”) directly holds 9,246,909 shares of Common Stock of the Issuer, or 3.3% of the outstanding shares of Common Stock of the Issuer. Thoma Bravo Fund X-A, L.P. (“TB Fund X-A”) directly holds 2,022,690 shares of Common Stock of the Issuer, or 0.7% of the outstanding shares of Common Stock of the Issuer. Thoma Bravo Special Opportunities Fund I, L.P. (“TB SOF”) directly holds 793,391 shares of Common Stock of the Issuer, or 0.3% of the outstanding shares of Common Stock of the Issuer. Thoma Bravo Special Opportunities Fund I AIV, L.P. (“TB SOF AIV”) directly holds 5,845,187 shares of Common Stock of the Issuer, or 2.1% of the outstanding shares of Common Stock of the Issuer. Thoma Bravo Fund XI, L.P. (“TB Fund XI”) directly holds 43,554,893 shares of Common Stock of the Issuer, or 15.4% of the outstanding shares of Common Stock of the Issuer. Thoma Bravo Fund XI-A, L.P. (“TB Fund XI-A”) directly holds 21,874,339 shares of Common Stock of the Issuer, or 7.7% of the outstanding shares of Common Stock of the Issuer. Thoma Bravo Executive Fund XI, L.P. (“TB Exec Fund”) directly holds 960,861 shares of Common Stock of the Issuer, or 0.3% of the outstanding shares of Common Stock of the Issuer.

Thoma Bravo Partners X, L.P. (“TB Partners X”) is the general partner of each of TB Fund X, TB Fund X-A, TB SOF and TB SOF AIV. Thoma Bravo Partners XI, L.P. (“TB Partners XI”) is the general partner of each of TB Fund XI, TB Fund XI-A and TB Exec Fund. Thoma Bravo UGP, LLC is the ultimate general partner of each of TB Partners X and TB Partners XI. By virtue of the relationships described herein, Thoma Bravo UGP, LLC may be deemed to exercise voting and dispositive power with

CUSIP No. 268150109	13G	Page 14 of 19 Pages

respect to the shares held by TB Fund X, TB Fund X-A, TB SOF, TB SOF AIV, TB Fund XI, TB Fund XI-A and TB Exec Fund. Each of TB Partners X, TB Partners XI and Thoma Bravo UGP, LLC disclaims beneficial ownership of the Common Stock held directly by TB Fund X, TB Fund X-A, TB SOF, TB SOF AIV, TB Fund XI, TB Fund XI-A and TB Exec Fund, except to the extent of its pecuniary interest therein. Pursuant to Rule 13d-4 of the Act, the Reporting Persons expressly declare that the filing of this statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Act or otherwise, the beneficial owner of any securities covered by this statement held by any other person. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this Schedule 13G.

(b)	Percent of Class:

See responses to Item 11 on each cover page. All percentages calculated in this Schedule 13G are based upon an aggregate of 282,593,803 shares of common stock outstanding as disclosed in the Quarterly Report.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

See responses to Item 5 on each cover page.

(ii)	Shared power to vote or to direct the vote:

See responses to Item 6 on each cover page.

(iii)	Sole power to dispose or to direct the disposition of:

See responses to Item 7 on each cover page.

(iv)	Shared power to dispose or to direct the disposition of:

See responses to Item 8 on each cover page.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

CUSIP No. 268150109	13G	Page 15 of 19 Pages

Item 10.	Certification.

Not Applicable.

CUSIP No. 268150109	13G	Page 16 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 99.1 hereto.

Dated: February 16, 2021

THOMA BRAVO FUND X, L.P.

By:	Thoma Bravo Partners X, L.P.
Its:	General Partner

By:	Thoma Bravo UGP X, LLC
Its:	General Partner

By:	Thoma Bravo UGP, LLC
Its:	Managing Member

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

THOMA BRAVO FUND X-A, L.P.

By:	Thoma Bravo Partners X, L.P.
Its:	General Partner

By:	Thoma Bravo UGP X, LLC
Its:	General Partner

By:	Thoma Bravo UGP, LLC
Its:	Managing Member

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

THOMA BRAVO SPECIAL OPPORTUNITIES FUND I, L.P.

By:	Thoma Bravo Partners X, L.P.
Its:	General Partner

By:	Thoma Bravo UGP X, LLC
Its:	General Partner

By:	Thoma Bravo UGP, LLC
Its:	Managing Member

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

THOMA BRAVO SPECIAL OPPORTUNITIES FUND I AIV, L.P.

By:	Thoma Bravo Partners X, L.P.
Its:	General Partner

By:	Thoma Bravo UGP X, LLC
Its:	General Partner

By:	Thoma Bravo UGP, LLC
Its:	Managing Member

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

CUSIP No. 268150109	13G	Page 17 of 19 Pages

THOMA BRAVO FUND XI, L.P.

By:	Thoma Bravo Partners XI, L.P.
Its:	General Partner

By:	Thoma Bravo UGP XI, LLC
Its:	General Partner

By:	Thoma Bravo UGP, LLC

Its:	Managing Member

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

THOMA BRAVO FUND XI-A, L.P.

By:	Thoma Bravo Partners XI, L.P.

Its:	Managing Member

By:	Thoma Bravo UGP XI, LLC
Its:	General Partner

By:	Thoma Bravo UGP, LLC

Its:	General Partner

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

THOMA BRAVO EXECUTIVE FUND XI, L.P.

By:	Thoma Bravo Partners XI, L.P.

Its:	Managing Member

By:	Thoma Bravo UGP XI, LLC
Its:	General Partner

By:	Thoma Bravo UGP, LLC

Its:	Managing Member

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

THOMA BRAVO PARTNERS X, L.P.

By:	Thoma Bravo UGP X, LLC
Its:	General Partner

By:	Thoma Bravo UGP, LLC

Its:	Managing Member

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

CUSIP No. 268150109	13G	Page 18 of 19 Pages

THOMA BRAVO PARTNERS XI, L.P.

By:	Thoma Bravo UGP XI, LLC
Its:	General Partner

By:	Thoma Bravo UGP, LLC
Its:	Managing Member

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

THOMA BRAVO UGP, LLC

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

CUSIP No. 268150109	13G	Page 19 of 19 Pages

EXHIBIT INDEX

Exhibit No.

99.1	Joint Filing Agreement dated as of February 16, 2021, by and among each of the Reporting Persons